EXHIBIT 10.3

CONFIDENTIAL
                                 FIRST AMENDMENT
                          TO RESELLER AGREEMENT BETWEEN
                               SCHOOLPOP, INC. AND
                   AMERICAN EXPRESS INCENTIVE SERVICES, L.L.C.

                                November 3, 2004

         This First Amendment (the "Amendment") to the Agreement between Schoolpop, Inc. ("Schoolpop") and American Express Incentive Services, L.L.C. ("AEIS"), for the Reseller Agreement is effective as of this 11th day of October 2004.

         WHEREAS, the parties have previously entered into a Reseller Agreement, effective the 1st day of August 2004 (the "Agreement"); and

         WHEREAS, the parties wish to amend the Agreement upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
________________________________

The Agreement is hereby amended to change the following provisions:

Throughout the Agreement and amendments thereto, all references to "Persona" and "Persona Select" shall mean the predenominated stored value Card "Persona(R) Select; and all references to "Encompass" and "Encompass(R) Select" shall mean the predenominated stored value Card "Encompass(R) Select."


     o Section 2.a shall be amended to add the following at the end of the second sentence "; provided, however, that the Guaranteed Minimum for the first Contract Year shall be $42,000,000."

     o   Section 3.b.i shall replace "nine (9) months" with "twelve (12) months"

     o Section 3.f shall be replaced with the following "Schoolpop shall discontinue reselling Encompass(R) Select Cards as a standalone product on the earlier of a) Schoolpop reaches total Encompass Select sales of six million dollars ($6,000,000) from October 11, 2004 or b) November 11, 2004 (the "ES Stop Date"). Effective upon the ES Stop Date, Schoolpop shall limit sales of Encompass Select Cards to Encompass Bundles (hereinafter defined). Effective January 1, 2005, Schoolpop shall inventory all Encompass Cards held in trust and follow the destruction process for any and all Encompass Cards with less than three months Card Life remaining on any such Encompass Cards, provided that Schoolpop shall not be responsible for Card destruction fees prior to then."

     o Section 3.l is hereby amended to add the following to the end of the subsection: "AEIS shall not charge Schoolpop any Forecast penalties incurred during the months of October 2004 through December 2004."

     o The third sentence of Section 3.m shall be replaced with the following "Effective November 11, 2004, Encompass Select shall not be available as a standalone product and may only be sold in Encompass Bundles; the maximum inactive Card value shall not exceed three million dollars ($3,000,000) in any combination of products at any given time."

     o   Section 4.l shall be corrected to refer to "Section 4(k)".

     o Section 4.n shall be corrected to refer to "this Section 4.n" in three separate occurrences.

     o Section 5.h shall be added: "Effective October 11, 2004, Schoolpop shall place forecasted Card Orders in anticipation of actual Orders from Clients one (1) business day in advance of receiving such Orders

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         from its Clients and AEIS shall process the respective ACH debit one
         (1) business day following such forecasted Order.

            o For example, Day 1, Schoolpop provides AEIS with a Day 2 Order forecast; AEIS processes the Order and creates the file in GPP and releases the Order.

            o Day 2 AEIS initiates an ACH debit for the Order that was released on Day 1.

            o No earlier than Day 2 Schoolpop ships cards to Clients. Should Schoolpop ship Orders prior to Day 2, Schoolpop shall be solely responsible for Client/Cardholder customer service issues.

            o Day 3 Cards active by 10a.m.MST. AEIS ACH is processed from Schoolpop's bank account.

         In the event any one (1) ACH is returned for insufficient funds or other such similar reason not resulting from a bank error or banking moratorium, or is unable to be processed upon submission by AEIS, AEIS reserves the right to revert to the previously established Order and payment process as documented in the Agreement prior to this Amendment. Additionally, Schoolpop shall remit the full payment for any returned ACH via wire transfer within twenty-four (24) hours of notice by AEIS."

     o   Section 8.c.i and 8.c.ii shall be replaced with the following

            "c. AEIS and Schoolpop shall mutually develop, market, and implement two (2) New Cards for Program use as follows:

                 i. Not later than January 31, 2005, a category Card, where AEIS shall put forth a commercially reasonable effort to secure contracts with a select group of merchants to participate in the Card program as identified on Exhibit 5 attached hereto, and to make changes to such categories and/or merchants. Further, not later than January 31, 2005, the parties shall develop a marketing plan containing actions, responsible parties, and target dates, to launch such category Card into the NPO Marketplace. Schoolpop shall commence selling the category Card during the month of February 2005 with revenue being generated by August 2005.

                 ii. At a time mutually agreed by the parties, a grocery Card, where

                     a. AEIS develops a non-commissionable version for implementation within the NPO Market until such time that a commissionable version may be developed and ready for implementation;

                     b. AEIS and Schoolpop shall put forth a commercially reasonable effort to secure commissionable contracts with a select group of merchants leveraging Schoolpop's existing relationships with grocery store companies, as identified on Exhibit 5.A, attached hereto, and to add other merchants as mutually agreed upon by both parties. Should the parties mutually agree to the need for an external consultant to aid the parties in establishing meetings with desired grocery contacts, the parties shall mutually agree on such external consultant, and shall split the cost for such consultant."

     o Section 8 shall have a new subsection e "Subject to Section 3.f, the parties agree that, effective October 21, 2004, Schoolpop shall commence selling a bundled product containing one (1) or more Encompass Select Card(s) with a total value of seventy-five (75) points, bundled with one (1) twenty-five (25) point Persona Select Card (the "Encompass Bundle")."

     o Section 8 shall have a new subsection f "AEIS shall use commercially reasonable efforts to negotiate and launch a commissionable Costco card. Should AEIS be successful in its development of such a card, AEIS reserves the right to discontinue sales of the Encompass Card upon launch of such Costco card with thirty (30) days notice to Schoolpop."

     o Section 8 shall have a new subsection g "AEIS reserves the right to discontinue sales of 25 Point denomination Cards at its sole discretion based upon financial results of such sales. AEIS shall provide Schoolpop with thirty (30) days notice of such discontinuation."

     o Section 8 shall have a new subsection h "AEIS will review and evaluate merchants as presented by Schoolpop for possible inclusion into the Persona Select Card filter. AEIS, in its sole discretion, shall determine any additions and deletions to the merchants included in the Persona Select Card filter, provided that Schoolpop shall receive

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         thirty (30) days notice of such changes. In the event of any merchant deletions by AEIS, where such deletion eliminates a single category or where the merchant has not been replaced with a comparable merchant, Schoolpop shall have the right to adjust its Forecast and respective Guaranteed Minimum, by an amount equal to the lost redemption of the deleted merchant."

     o Section 9.g shall be renumbered as subsection h. The new subsection g shall read, "All pricing is based upon historical financial information regarding redemption and non-redemption levels specific to Cards sold by Schoolpop. The cost of the appeasement program will count as a cost against non-redemption levels (reducing the amount of unredeemed points). In the event these redemption and non-redemption levels, including the cost of the appeasement program, vary from the historical levels, AEIS reserves the right to change pricing. This assessment will occur as part of the annual review referenced in Section 9.d."

     o Section 10.a.ii. Persona Select website referenced shall be replaced with the following website which represents the standard Persona website to include a custom merchant list specific to Schoolpop Clients "www.fundraisingpoints.com". And the following shall be added after the website reference: "AEIS agrees to show the Schoolpop logo on such website."

     o Section 10.v shall be amended to add the following to the end of the existing section "Schoolpop shall have the sole responsibility to provide the appropriate communications, training, customer service and appeasement for its Clients."

     o   Section 13.a shall be edited as follows:

                 o   13.a.i remove the words "or province"

                 o   13.a.i "(v) replace "$3,000,000" with "$250,000"

     o Exhibit 2 off-face pricing for Persona Select shall be replaced with the following effective October 21, 2004:

                           "Persona Select                    12%*

                     * AEIS reserves the right after 12/31/04 to review financials related to Persona Select off-face pricing on a monthly basis throughout the term of the Agreement and revise the off-face pricing as necessary and shall document such change in writing between the parties. Schoolpop shall have the right to make reasonable adjustments to its Forecasts to the extent affected by such changes and the Guaranteed Minimum may be reduced to a mutually agreed upon level." Exhibit 2 shall be edited to include the following additions

                      "Encompass Bundle  Effective 10/21/04 through 12/31/04
                                         12% off face Persona Select and 2% off
                                         face Encompass Select

                      Encompass Bundle   Effective 01/01/05 through end of Term
                                         8% off face Persona Select and 2% off
                                         face Encompass Select"

     o Exhibit 2 shall have a new subsection "Persona Select off-face pricing of 12% is contingent upon Schoolpop's ongoing contribution of 9% of such off-face pricing to its Clients. Should Schoolpop discontinue such contribution to its clients, AEIS reserves the right to change pricing. AEIS reserves the right to audit such contribution from Schoolpop to its clients through the term of the Agreement."

     o   Exhibit 3, the following new account number shall be added

               PRODUCT            DENOMINATION           ACCOUNT NUMBER
         ---------------------  ----------------   --------------------------
         Encompass(R) Select*       75 Point       20590 (Available 11/19/04)

     o Exhibit 3, last sentence shall be replaced with the following" "*Encompass Select account numbers shall only be used for orders of Encompass Bundle sales after November 11, 2004,"

         The terms of the Agreement are hereby amended and modified by the terms and conditions of this Amendment, which shall supersede and prevail over any conflicting terms and conditions set forth in the Agreement. Except as specifically set forth herein (or as set forth in any other written amendments

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which may be entered into between the parties), all of the terms and conditions of the Agreement remain unmodified and in full force and effect.

         IN WITNESS WHEREOF, the parties have signed this Amendment to the Agreement as of the date set forth below.


SCHOOLPOP, INC.                      AMERICAN EXPRESS INCENTIVE SERVICES, L.L.C.


By: /s/ Paul Robinson                By: /s/ James Menedin
    ------------------------------       ---------------------------
Paul Robinson, President             James Menedin, COO/CFO
3885 Crestwood Parkway, Suite 550
Duluth, GA 30096

Date:   11/5/04                      Date:   11/5/04
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